UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LIPID SCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2007

To our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Lipid Sciences, Inc. (the “Company” or “Lipid Sciences”) to be held at our principal executive offices at 7068 Koll Center Parkway, Suite 401, Pleasanton, California on Thursday, June 7, 2007 at 8:00 a.m., Pacific Daylight Time. Enclosed are a notice to stockholders, a proxy statement describing the business to be transacted at the meeting, and a proxy card for use in voting at the meeting.

At the Annual Meeting, you will be asked to vote on the important matters described in detail in the notice of the 2007 Annual Meeting and proxy statement accompanying this letter. There also will be an opportunity for you to ask questions and receive information about the business of the Company.

Included with the proxy statement is a copy of the Company’s Annual Report to stockholders. We encourage you to read the Annual Report. It includes information on the Company’s operations as well as the Company’s audited financial statements.

Please take this opportunity to participate in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

S. Lewis Meyer, Ph.D.
President, CEO and Director

Your vote is important. Please complete, date, sign and promptly return the enclosed proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you attend the meeting and desire to withdraw your proxy, you may vote in person and your proxy will be withdrawn.

7068 Koll Center Parkway, Suite 401—Pleasanton, CA 94566—Tel 925-249-4000—Fax 925-249-4040

7068 Koll Center Parkway, Suite 401
Pleasanton, CA 94566

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2007

To our Stockholders:

The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Lipid Sciences, Inc., a Delaware corporation, will be held on Thursday, June 7, 2007 at 8:00 a.m., Pacific Daylight Time, at our principal executive offices located at 7068 Koll Center Parkway, Suite 401, Pleasanton, California for the purpose of considering and voting upon the following matters:

1.                To elect one person to serve as a Class I Director for a two-year term, three persons to serve as Class II Directors for a three-year term, and one person to serve as a Class III Director for a one-year term; and

2.                To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on Monday, April 9, 2007 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

All stockholders eligible to vote at the Annual Meeting are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder previously signed and returned a proxy.

By Order of the Board of Directors,

S. Lewis Meyer, Ph.D.
President, CEO and Director

Pleasanton, California

April 30, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

Lipid Sciences, Inc.
7068 Koll Center Parkway, Suite 401
Pleasanton, California  94566

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Lipid Sciences, Inc. (the “Board”) for use at the Company’s Annual Meeting to be held on Thursday, June 7, 2007 at 8:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our principal executive offices at 7068 Koll Center Parkway, Suite 401, Pleasanton, California.

These proxy solicitation materials will be mailed on or about May 2, 2007 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Why am I receiving these materials?

This Proxy Statement and the enclosed Annual Report are being sent to all stockholders of record as of the close of business on April 9, 2007 for delivery beginning May 2, 2007 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on June 7, 2007. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who can attend the Annual Meeting?

Only stockholders of the Company as of the record date, April 9, 2007, their authorized representatives and guests of the Company will be able to attend the Annual Meeting. At the record date, 37,120,139 shares of the Company’s Common Stock, with a par value of $0.001 (the “Common Stock”), were issued, outstanding and entitled to vote at the Annual Meeting.

Who is entitled to vote?

All holders of record of the Company’s Common Stock at the close of business on April 9, 2007 will be entitled to vote at the 2007 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your previously delivered proxy will not be counted.

Please follow the instructions on your proxy card or voting instruction form.

Stockholders voting by proxy may vote by filling out the enclosed proxy card, or if you hold your shares in “street name,” voter instruction form, signing it, and mailing it in the enclosed postage-paid envelope. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction form which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a legal proxy issued in your name.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, the election of one Class I Director, three Class II Directors and one Class III Director will be voted upon.

The Company’s Board of Directors knows of no other matters that may be brought before the meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the Annual Meeting, the proxies will be voted against the proposal. If any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR the election of Directors.

How many votes are needed to approve the proposals?

A plurality of the votes cast either by proxy or in person at the meeting is required to elect Directors.

How are the votes counted?

In accordance with the laws of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws, for the election of Directors, which requires a plurality of the votes cast in person or by proxy, only proxies and ballots indicating votes “FOR all nominees,” “WITHHELD for all nominees” or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; abstentions and broker “non-votes” and instructions on the accompanying proxy card to withhold authority to vote for one or more of the Director nominees will have no effect on the outcome of the election vote.

How can I revoke my Proxy?

You may revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions: (i) by giving timely written notice of the revocation to the Secretary of the Company; (ii) by executing and delivering a proxy with a later date; or (iii) by voting in person at the meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than S. Lewis Meyer, Ph.D. or Frank M. Placenti, you may do so by crossing out their names appearing on the proxy card and inserting the name of another person. The person you have designated on the proxy card must present the signed card at the meeting.

Who counts the votes?

Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified to by an inspector of election.

Who will pay for the costs involved in the solicitation of proxies?

The Company will bear the cost of soliciting proxies. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by Directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 31, 2007 (i) by each of our Directors (including nominees), (ii) by each of our Named Executive Officers, (iii) by all Directors (including nominees) and Executive Officers as a group, and (iv) by each person who is known by us to own beneficially more than 5% of our Common Stock.

Beneficial Owner	Number of Shares Beneficially Owned(2)(3)		Percent of Common Stock Beneficially Owned(4)
Directors and Named Executive Officers(1)
H. Bryan Brewer, Jr., M.D.	771,043	(5)	2.0%
S. Lewis Meyer, Ph.D.	1,151,827	(6)	3.0%
Frank M. Placenti	342,578	(7)	*
John E. Crawford	53,333	(8)	*
Bosko Djordjevic	1,518,317	(9)	4.1%
Stephen E. Renneckar	43,253	(10)	*
Gary S. Roubin, M.D., Ph.D.	323,642	(11)	*
Sandra Gardiner	321,797	(8)	*
Jo-Ann Maltais, Ph.D.	211,094	(8)	*
Dale L. Richardson	321,832	(8)	*
Directors and Executive Officers as a group (10 persons)	5,058,716	(12)	12.5%
5% Stockholders
Diker Management, LLC	2,314,367	(13)	6.2%
Lenny K. Dykstra	2,456,921	(14)	6.6%
KAI International, LLC	2,000,000	(15)	5.4%
Robert E. & Margaret M. Petersen Living Trust	2,104,456	(16)	5.7%
RA Capital Management, LLC	3,713,962	(17)	10.0%
William A. Pope	6,588,874	(18)	17.4%
Sterling Pacific Assets, a California corporation	3,592,573	(19)	9.5%
Sun NZ, LLC	2,960,362	(20)	8.0%

*                    Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)          The business address for the Directors and Executive Officers is c/o Lipid Sciences, Inc., 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566.

(2)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Information regarding ownership of the Company’s Common Stock by security holders is based upon a review of Forms 3, 4 and 5, and Schedules 13D and 13G filed with the Securities and Exchange Commission.

(3)          Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

(4)          All shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 31, 2007, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Percentage of ownership is based on 37,120,139 shares of Common Stock outstanding as of March 31, 2007.

(5)          Includes 59,523 shares, 693,303 shares issuable upon exercise of options, and 18,217 shares issuable upon exercise of warrants. All of the shares and the shares issuable upon the exercise of warrants are held by Washington Cardiovascular Associates, LLC, an entity owned by Dr. Brewer. As the 100% owner of Washington Cardiovascular Associates, LLC, Dr. Brewer is deemed to have beneficial ownership of all Company Securities held by such entity.

(6)          Includes 39,682 shares, 1,100,000 shares issuable upon exercise of stock options, and 12,145 shares issuable upon the exercise of warrants. All of the shares and shares issuable upon exercise of warrants are held by The Meyer Family Revocable Trust. The Meyer Family Revocable Trust is an estate planning trust of which S. Lewis Meyer, Ph.D., President, Chief Executive Officer and Director of the Company, is a trustee. In his capacity as a trustee of such trust, Dr. Meyer is deemed to have beneficial ownership of all Company securities held by the trust.

(7)          Includes 19,840 shares, 316,667 shares issuable upon exercise of stock options, and 6,071 shares issuable upon the exercise of warrants. Included within the reported shares are 7,936 and 11,904 shares held of record by The Placenti Revocable Trust and Directorship Services, Inc. Profit Sharing Trust, respectively. In addition, 2,428 and 3,643 of the shares issuable upon exercise of warrants are held by The Placenti Revocable Trust and Directorship Services, Inc. Profit Sharing Trust, respectively. The Placenti Revocable Trust is an estate planning trust of which Mr. Placenti is a trustee. In his capacity as a trustee of such trust, Mr. Placenti is deemed to have beneficial ownership of all Company securities held by the trust. Mr. Placenti serves as a Director of the Company pursuant to an arrangement between the Company and Directorship Services, Inc. (“DSI”). Directorship Services, Inc. Profit Sharing Trust was established by DSI as a retirement planning vehicle for DSI’s employees. Mr. Placenti is the sole trustee of the trust and, in such capacity, has sole beneficial ownership of all of the Company securities owned by the trust.

(8)          Represents shares issuable upon exercise of stock options.

(9)          Includes 153,333 shares issuable upon exercise of stock options and 24,291 shares issuable upon the exercise of warrants.

(10)   Includes 17,477 shares issuable upon exercise of stock options.

(11)   Includes 235,902 shares issuable upon exercise of stock options and 18,217 shares issuable upon the exercise of warrants.

(12) Includes 3,424,738 shares issuable upon exercise of stock options and 78,941 shares issuable upon the exercise of warrants.

(13) Includes an aggregate of 97,167 shares issuable upon exercise of warrants. Diker Management, LLC, a Delaware limited liability company, as the investment manager of Diker Micro-Value Fund, LP, Diker Micro-Value QP Fund, LP, Diker Micro & Small Cap Fund, LP and Diker M&S Cap Master, Ltd. (collectively, the “Diker Funds”), exercises investment and voting control over the securities held by the Diker Funds. Diker Micro-Value Fund, LP, Diker Micro-Value QP Fund, LP, Diker Micro & Small Cap Fund, LP and Diker M&S Cap Master, Ltd. own 676,079 shares, 787,213 shares, 431,374 shares, and 419,701 shares of Common Stock, respectively, which includes 26,169 shares, 30,424 shares, 20,134 shares, and 20,440 shares issuable upon exercise of warrants, respectfully. In its capacity as investment advisor and investment manager, Diker Management, LLC is deemed to have beneficial ownership of all of the securities held by the Diker Funds. The business address for Diker Management, LLC is 745 Fifth Avenue, Suite 1409, New York, NY 10151.

(14) Includes 242,921 shares issuable upon exercise of warrants. The business address for Lenny K. Dykstra is 1144 Los Angeles Avenue, Simi Valley, CA 93065.

(15) Includes 1,000,000 shares held of record by KAI International and 1,000,000 shares held by The Chameleon Trust. As settler of the trust, KAI International is deemed the beneficial owner of the shares held by the trust. The trust was settled by KAI International for tax and estate planning purposes under the laws of Vanuatu, South Pacific. On November 1, 2006, the Company entered into agreements with KAI International, LLC and the Chameleon Trust. The agreements grant to the Company an irrevocable proxy to vote the stockholder’s shares of the Company’s Common Stock and a one time 120 day market standoff commencing upon notice from the Company. The business address for KAI International, LLC is 190 Woodlands Drive, Thornlands, Queensland 4157, Australia.

(16) Mr. and Mrs. Petersen are deemed to have beneficial ownership and shared voting and dispositive power with respect to all of the shares owned by the trust based on their status as the trustees of the trust. The business address for the Robert E. Petersen & Margaret M. Petersen Living Trust is 6420 Wilshire Boulevard, Los Angeles, California 90048.

(17) Includes 3,662,662 shares held by RA Capital Biotech Fund, L.P. and 51,000 shares held by RA Capital Biotech Fund II, L.P. RA Capital Management, LLC is the general partner of each of RA Capital Biotech Fund, L.P. and RA Capital Biotech Fund II, L.P. Richard H. Aldrich and Peter Kolchinsky are the sole managers of RA Capital Management, LLC. The business address for RA Capital Management, LLC is 111 Huntington Avenue, Suite 610, Boston, MA 02199.

(18) Includes 17,477 shares issuable upon exercise of stock options and 830,954 shares issuable upon exercise of warrants. In addition, included are 2,960,362 and 3,592,573 shares held of record by Sun NZ, LLC (“Sun NZ”) and Sterling Pacific Assets, a California corporation (“Sterling”), respectively. 1,480,181 of the shares held by Sun NZ were issued to Sun NZ by the Company in December 2003 pursuant to rights granted to it in connection with the merger of NZ Corporation and Lipid Sciences, Inc., a privately held Delaware corporation (“Pre-Merger Lipid Sciences”). The shares held of record by Sterling include 830,954 shares issuable upon exercise of warrants. The members of Sun NZ are Sun NMA, William A. Pope and BHL of California, Inc. Mr. Pope, by virtue of his ownership and control of the members of Sun NZ, is deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares owned by Sun NZ. Mr. Pope by virtue of his ownership and control, is deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares owned by Sterling. Mr. Pope also directly owns 8,586 shares, and is deemed a beneficial owner of 9,876 shares he holds as custodian for his children. The business address for William A. Pope is 8601 N. Scottsdale Road, Suite 238, Phoenix, Arizona 85253.

(19) Includes 830,954 shares issuable upon exercise of warrants. The business address for Sterling Pacific Assets is 8601 N. Scottsdale Road, Suite 238, Phoenix, Arizona 85253.

(20) Includes 1,480,181 shares issued to Sun NZ by the Company in December 2003 pursuant to rights granted to it in connection with the merger of NZ Corporation and Pre-Merger Lipid Sciences. The business address for Sun NZ, LLC is 8601 N. Scottsdale Road, Suite 238, Phoenix, Arizona 85253.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

The Board is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are duly elected and qualified. One of three classes is elected each year at the Annual Meeting to succeed the Directors whose terms are expiring. In addition, any Director appointed subsequent to the last Annual Meeting of Stockholders is submitted to the Company’s stockholders for election at the next Annual Meeting of Stockholders. As of the 2007 Annual Meeting, the terms for the Directors in Class I, II and III of the Board expire at the Annual Meeting of Stockholders held in 2009, 2010 and 2008, respectively.

The Board has nominated John E. Crawford to be elected at the Annual Meeting as a Class I Director; H. Bryan Brewer, Jr., M.D., Bosko Djordjevic, and Frank M. Placenti to be elected at the Annual Meeting as Class II Directors; and Stephen E. Renneckar to be elected at the Annual Meeting as a Class III Director.

The Company expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxies will be voted in favor of such substitute nominee as may be nominated by the Board. In the event that additional persons are nominated for election as Directors, the proxy holders intend to vote all proxies received by them as will ensure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than four duly nominated persons.

The principal occupation and certain other information is set forth below regarding the nominee for election at the Annual Meeting and the other members of the Board whose terms of office will continue after the Annual Meeting. Information about the stock ownership of the nominees and other Directors can be found on page 4.

The Board of Directors recommend
a vote FOR each of the nominees listed above.

BOARD OF DIRECTORS

The names of and certain other information regarding the members of the Board and the nominee are set forth in the table below. Ages are provided as of April 9, 2007.

Name	Age	Position with the Company
H. Bryan Brewer, Jr., M.D. (C)	68	Vice Chairman and Chief Scientific Director
S. Lewis Meyer, Ph.D. (B) (4)	62	President, CEO and Director
Frank M. Placenti (C) (1) (2) (3) (4)	53	Lead Independent Director
John E. Crawford (A) (1) (2) (3)	52	Director
Bosko Djordjevic (C) (1) (2) (3) (4)	53	Director
Stephen E. Renneckar (E)	62	Director
Gary S. Roubin, M.D., Ph.D. (D) (1)	58	Director

(A)       Nominated as Class I Director. If elected, term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2009 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(B)        Class I Director. Term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2009 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(C)        Nominated as Class II Director. If elected, term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2010 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(D)       Class III Director. Term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2008 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(E)        Nominated as a Class III Director. If elected, term of office as a Director will continue until the Annual Meting of Stockholders to be held in 2008 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(1)          Current member of the Nominating and Corporate Governance Committee.

(2)          Current member of the Audit Committee.

(3)          Current member of the Compensation Committee.

(4)          Current member of the Executive Committee.

Pursuant to the stock purchase agreement dated as of July 9, 2001 among Sun NZ, NZ Corporation (“NZ”) and Pre-Merger Lipid Sciences, Sun NZ, a large stockholder of the Company, has the right to nominate one-third of the Company’s Directors if our entire Board consists of nine or more persons or two Directors if our entire Board consists of eight or fewer persons. This right is subject to reduction or elimination if Sun NZ fails to meet minimum shareholding requirements set forth in such stock purchase agreement and the Company’s Certificate of Incorporation. Mr. Renneckar was nominated by Sun NZ to be a member of our Board. Mr. Placenti previously served as a designee of Sun NZ. Mr. Placenti was nominated by the Company’s Nominating and Corporate Governance Committee for re-election at the 2007 Annual Meeting and Sun NZ has instead nominated Stephen E. Renneckar to serve as its designee on the Board pursuant to its rights under the stock purchase agreement and the Company’s Certificate of Incorporation. Sun NZ has not indicated an intention to nominate a second Director to the Board at this time.

H. Bryan Brewer, Jr., M.D.   Dr. H. Bryan Brewer, Jr. has served as a member of our Board since October 2002 and has been a member of the Company’s Scientific Advisory Board since March 2001. Dr. Brewer was appointed Vice Chairman of our Board of Directors and Chief Scientific Director on May 16, 2005. In April 2005, Dr. Brewer became the Director of Lipoprotein and Atherosclerosis Research at the Cardiovascular Research Institute, MedStar Research Institute, Washington Hospital Center in Washington, D.C. From 1976 to March 2005, Dr. Brewer was the Chief of the Molecular Disease Branch at the National Heart, Lung, and Blood Institute, National Institutes of Health (“NIH”), in Bethesda, Maryland. His research led to the first published sequences for human plasma apolipoproteins, the initial determination of plasma apolipoproteins metabolism in normal and hyperlipidemic individuals, and the identification of multiple gene defects leading to genetic dyslipoproteinemias. More recently, Dr. Brewer pioneered the use of transgenic mice and rabbits, as well as recombinant adenovirus vectors to identify genes that modulate lipoprotein metabolism and the development of atherosclerosis. Dr. Brewer has been the recipient of the JD Lane Investigator Award from the Public Health Service, the Heinrich Wieland Prize from the Federal Republic of Germany and the Public Health Service Commendation, Meritorious Service and Distinguished Service medals from the NIH. He has served as a member of the Board of National Cholesterol Education Program, which established U.S. treatment guidelines for patients with hyperlipidemia. He has published more than 400 original reports and 70 reviews and book chapters on the subjects of genetic dyslipoproteinemias, lipoprotein metabolism, and atherosclerosis. Dr. Brewer earned his Bachelor of Science from Johns Hopkins University, and Doctorate of Medicine from Stanford University School of Medicine. He completed his internship and residency training in internal medicine at Massachusetts General Hospital in Boston, Massachusetts.

S. Lewis Meyer, Ph.D.   Dr. Meyer became the President and Chief Executive Officer of the Company in April 2003 and has served as a member of our Board since July 2002. He also is a member of the Executive Committee of the Board. From June 1993 until December 2001, Dr. Meyer served as President and Chief Executive Officer of Imatron Inc., a publicly-held company engaged in designing, manufacturing and marketing a high performance electron beam tomography scanner. Imatron Inc. was sold to General Electric Medical Systems in December 2001. Dr. Meyer was a founder, President and Chief Executive Officer of American Health Services Corp. (now Insight Health Services), a publicly-held developer and operator of a nationwide network of diagnostic imaging and treatment centers. Dr. Meyer has also served on the board of directors of a variety of public and private companies generally in the fields of medical devices and biotechnology. Dr. Meyer received his Bachelor of Science in physics from the University of the Pacific and his Master’s and Doctorate degrees in physics from Purdue University.

Frank M. Placenti.   Mr. Placenti has served as a member of our Board since November 2001. He currently serves as the Company’s Lead Independent Director, Chairman of the Executive, and Nominating and Corporate Governance Committees, and as a member of the Audit and Compensation Committees of the Board. In March 2007, Mr. Placenti joined the global law firm of Squire, Sanders & Dempsey LLP as a Partner. His practice emphasizes the representation of public companies in mergers, acquisitions, financings and corporate governance matters. From March 1997 to February 2007, Mr. Placenti was a partner in the international law firm of Bryan Cave LLP, where, in his most recent role, he lead the firm’s Phoenix Corporate Finance and Transaction Practice Groups and served as a Co-Leader of the firm’s Transaction Client Service Group. Mr. Placenti has been recognized in Leading Lawyers in America, Chambers USA and other national publications as one of the country’s leading practitioners in the Mergers and Acquisitions and Corporate Governance areas. Mr. Placenti earned his Bachelor of Arts and Juris Doctorate from The Ohio State University.

John E. Crawford.   Mr. Crawford has served on our Board since May 2006 and currently serves as Chairman of the Audit Committee, and as a member of the Compensation and Nominating and Corporate Governance Committees of the Board. Mr. Crawford was the founding president of Corvas International, Inc., a biopharmaceutical company which focused on therapeutic agents for the prevention and treatment of major cardiovascular and inflammatory diseases, and held various senior management positions within the company from 1987 to 1999, including Chief Financial Officer. From 1997 to 2006, Mr. Crawford held various consulting positions and board memberships with a number of medical device and biopharmaceutical companies. During the first half of 2006, Mr. Crawford was the Chief Financial Officer of Conforma Therapeutics Corporation, a privately-held biopharmaceuticals company focused on cancer. In May 2006, Conforma Therapeutics merged with Biogen Idec. Mr. Crawford joined Cabrellis Pharmaceuticals Corporation, a venture-funded spinoff of Conforma Therapeutics focused on cancer therapy, in May 2006 as Chief Financial and Administrative Officer. Cabrellis was purchased by Pharmion in November 2006. Mr. Crawford is currently the Chief Financial Officer of NovaCardia, a privately-held, specialty pharmaceutical company with significant capabilities and experience in cardiovascular drug development. NovaCardia is currently in late-stage clinical trials with a compound for the treatment of congestive heart failure. Mr. Crawford received his bachelor’s degree in mathematical sciences from Stanford University, and his MBA from the University of Chicago Graduate School of Business.

Bosko Djordjevic.   Mr. Djordjevic has served on our Board since March 2004 and is currently the Chairman of the Compensation Committee and a member of the Executive, Nominating and Corporate Governance, and Audit Committees of the Board. Mr. Djordjevic has had a long-term association with Lipid Sciences. He is a founder, significant stockholder and one of the original investors of Pre-Merger Lipid Sciences. In addition, from January 2000 until November 2000 he served as a member of the board of directors of Pre-Merger Lipid Sciences and was instrumental in the formation of the Company’s Scientific Advisory Board. Over the past 20 years, Mr. Djordjevic has been an active private investor with experience in early, development-stage companies. He also has a broad business background which includes consulting to international engineering and construction firms, real estate development and experience in the entertainment industry.

Stephen E. Renneckar.   Mr. Renneckar was nominated to serve on our Board in March 2007. Mr. Renneckar is the President and a Director of SunChase Holdings, Inc., a real estate investment and development company. Mr. Renneckar joined SunChase Holdings in 1992, and became a Director, Vice President and Corporate in 1996. He served as the Chairman of NZ Corporation prior to its merger with Pre-Merger Lipid Sciences and is the Vice President of Sun NMA, Inc., which is the managing member of Sun NZ LLC, a significant shareholder of the Company. He further served as a director of a privately-owned bundled services cable company in Texas, until the company was sold in 2006. Mr. Renneckar has been an attorney since 1970 and had an extensive real estate development practice in Tucson, Arizona until 1992, when he joined SunChase Holdings as Corporate Counsel. He also served as Councilman on the town council of Oro Valley, Arizona from 1985 to 1992. Mr. Renneckar holds a Bachelor of Sciences degree from Miami University and a Juris Doctorate degree from The Ohio State University.

Gary S. Roubin, M.D., Ph.D.   Dr. Roubin has served on our Board since May 2000 and is currently a member of the Nominating and Corporate Governance Committee of the Board. Dr. Roubin is currently Chairman, Department of Cardiac and Vascular Intervention at Lenox Hill Hospital in New York, a position he has held since 2004. He is also a Clinical Professor of Medicine at New York University School of Medicine. From 1997 to 2003, Dr. Roubin was Chief of Endovascular Services at Lenox Hill Hospital in New York. From November 1989 to October 1997, he was Professor of Medicine and Radiology and Director of the Cardiac Catheterization Laboratories and Intervention Cardiology Section at the University of Alabama at Birmingham Hospital. He is a Fellow of the Royal Australian College of Physicians, the American College of Cardiology, the Council on Clinical Cardiology of the American Heart Association, the Society for Cardiac Angiography and Intervention, Society for Vascular Medicine and Biology, and the International Society of Endovascular Specialists. Dr. Roubin attended medical school at the University of Queensland where he completed his degree in 1975. He received a Doctorate in Cardiovascular Physiology from Sydney University in 1983. In 1995, Dr. Roubin was awarded a Doctorate in Medicine from the University of Queensland for his basic and clinical research in the development of coronary stenting.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which, among other things, establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. In addition, the NASDAQ has recently adopted changes to its corporate governance and listing requirements. The Company regularly monitors developments in the area of corporate governance.

Board of Directors

The Board consists of Directors who are elected by the Company’s stockholders, and is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance. These functions of the Board of Directors are fulfilled by the presence of Directors who have a substantive knowledge of the Company’s business.

Board Meetings, Director Independence and Financial Sophistication

Our Board currently consists of six Directors of which four Directors, Messrs. Crawford, Djordjevic, and Placenti, and Dr. Roubin have been determined to be “independent” by the Board as such term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. As a Director nominee, our Board has not yet made a determination as to Mr. Renneckar’s independence. In making Director independence determinations, the Board took into consideration the Director’s interest, if any, in the transactions described under “Certain Relationships and Related Transactions.”  The Board held a total of six meetings during the fiscal year ended December 31, 2006. In addition to meetings, the Board and its committees reviewed and acted upon matters by unanimous written consent. During this period, each Director attended at least 75% of the aggregate of each of (i) the total number of meetings of the Board and (ii) the total number of meetings held by each committee of the Board on which he served. The Company has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The Board has a policy of recommending that Directors attend the Annual Meeting of Stockholders. All of the Directors attended the 2006 Annual Meeting of Stockholders, except Dr. Brewer.

The Board has determined that one of its members, Mr. Crawford, possesses the attributes to be considered financially sophisticated for purposes of applicable Nasdaq Marketplace Rules and has the background to be considered an “audit committee financial expert” as defined by the rules and regulations of the SEC.

The Board has appointed Mr. Placenti to fill the role of Lead Independent Director. The Lead Independent Director’s responsibilities include, among other things, facilitating communications among Directors, working with the President and Chief Executive Officer to ensure appropriate information flow to the Board, chairing an executive session of the independent Directors at regularly scheduled meetings as required by Nasdaq Marketplace Rule 4350(c)(2), overseeing the established process for stockholder communication with members of the Board, and acting as a liaison between the disinterested Directors and interested parties, in the case of transaction or other matters.

Stockholder Communications with the Board

The Board has established a process for stockholders to communicate with members of the Board. All concerns, questions or complaints regarding our compliance with any policy or law, or any other Board related communication, should be mailed to Attn: Lipid Sciences, Inc. Director Communications,

7068 Koll Center Parkway, Suite 401, Pleasanton CA, 94566. All such communications will be received and reviewed by Deborah S. Lorenz, Vice President, Investor Relations and Corporate Communications who will prepare a report for the Board or the Nominating and Corporate Governance Committee, as appropriate. In the case of accounting, audit or internal control matters, the Audit Committee will have the opportunity to discuss the inquiries and oversee any action as appropriate.

Codes of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and Directors. We have posted a copy of the code on our website: www.lipidsciences.com.

Director Nomination Process

The Nominating and Corporate Governance Committee may consider some or all of the following factors in the course of determining which candidates will be nominated to be a member of the Board:

•       the candidate’s judgment, skill, diversity and experience with other organizations of comparable purpose, complexity and size and subject to similar legal restrictions and oversight;

•       the interplay of the candidate’s experience with the experience of other members of the Board;

•       the extent to which the candidate would be a desirable addition to the Board and any committees thereof;

•       whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company’s management; and

•       the candidate’s ability to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills, and knowledge of the industry in which the Company operates.

The Board’s process for identifying and evaluating nominees for Director consists mainly of evaluating candidates who are recommended by the Nominating and Corporate Governance Committee. The Board also, on a periodic basis, solicits ideas for possible candidates from a number of sources, including current members of the Board, senior level Company executives, individuals personally known to members of the Board, and the employment of one or more search firms. Stockholder nominations of Director candidates will be given the same consideration and evaluated with the same criteria as candidates that are recommended internally. Any stockholder who wishes to recommend a prospective Board nominee for the Nominating and Corporate Governance Committee to consider can write to Attn: Nominating and Corporate Governance Committee, Lipid Sciences, Inc., 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566.

Board Committees

Audit Committee

The current members of the Audit Committee of the Board are Messrs. Crawford, Djordjevic and Placenti. The principal functions of the Audit Committee are to recommend engagement of the Company’s independent auditors, to consult with the Company’s auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company’s operating results, oversee activities, independence qualifications and performance of our independent accountants and to review the Company’s financial control procedures and personnel. The Audit Committee held six meetings during the fiscal year ended December 31, 2006. The Board has determined that members Messrs. Crawford, Djordjevic and Placenti of the Audit Committee are “independent directors” as defined in Rule 4200(a)(15) of the Nasdaq

Marketplace Rules. The Board has determined that Mr. Crawford is an “audit committee financial expert” as defined by the rules and regulations of the SEC and qualifies as a financially sophisticated audit committee member as required under Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules.

On March 18, 2004, the Board approved an updated Audit Committee charter revised to reflect corporate governance developments and requirements under the federal securities laws and Nasdaq Marketplace Rules. We have posted a copy of the charter on our website: www.lipidsciences.com.

Compensation Committee

The current members of the Compensation Committee of the Board are Messrs. Crawford, Djordjevic and Placenti. The Compensation Committee is responsible for establishing and administering the policies that govern both annual compensation and equity ownership. It reviews and approves salaries, bonus and incentive compensation, perquisites, equity compensation, and all other forms of compensation for our Executive Officers, including the Chief Executive Officer. The Compensation Committee is also responsible for reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to Director compensation. The Compensation Committee held four meetings during the fiscal year ended December 31, 2006. The Board has determined that each member of the Compensation Committee is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

On March 5, 2007, the Compensation Committee approved a Compensation Committee charter. We have posted a copy of the charter on our website: www.lipidsciences.com.

Compensation Committee Interlocks and Insider Participation

Messrs. Crawford, Djordjevic, Placenti and Dr. Roubin served on our Compensation Committee in 2006. In 2006, no member of our Compensation Committee served as an officer or employee of the Company. During 2006, none of our Executive Officers served on the board of directors or compensation committee of another company that had an Executive Officer serve on our Board or our Compensation Committee.

Executive Committee

The current members of the Executive Committee of the Board are Messrs. Djordjevic, Placenti and Dr. Meyer. The principal function of the Executive Committee is to serve in an advisory capacity to the Board and as a resource for management. The Executive Committee does not have the power to act instead of or on behalf of the Board unless specifically authorized by the Board.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Djordjevic, Placenti and Dr. Roubin. The Nominating Committee reviews potential candidates for service on the Board. The Nominating and Corporate Governance Committee held one meeting during the fiscal year ended December 31, 2006. All the nominees up for election as Directors presently are members of the Board and were recommended by the Nominating and Corporate Governance Committee and nominated for re-election by the Board. The Board has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

The Board has adopted a formal charter of the Nominating and Corporate Governance Committee, effective as of March 18, 2004, addressing such matters as may be required under the federal securities laws and as required by Nasdaq Marketplace Rule 4350(c)(4)(B). We have posted a copy of the charter on our website: www.lipidsciences.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three Directors, each of whom is independent as defined in Nasdaq Marketplace Rule 4200(a)(14): John E. Crawford, Bosko Djordjevic and Frank M. Placenti. William A. Pope served as a member and Chairman of the Audit Committee from January 1, 2006 to May 31, 2006. The Board of Lipid Sciences has determined that Mr. Crawford is an “audit committee financial expert” as defined by the rules and regulations of the SEC and qualifies as a financially sophisticated audit committee member as required under Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Nasdaq. The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The management of Lipid Sciences is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Deloitte & Touche LLP (“Deloitte” or “Auditors”), our Independent Registered Public Accounting Firm, is responsible for planning and performing an audit of the Company’s financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Deloitte is responsible for expressing an opinion as to the Company’s financial statements in conformity with accounting principles generally acceptable in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements with management and the Auditors. The Audit Committee also discussed with the Auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also considered whether the provision by the Company’s Auditors of non-audit services to the Company is compatible with maintaining the Auditor’s independence. Finally, the Audit Committee received written disclosures and the letter from the Auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, and has discussed the Auditors’ independence with them.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements have been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte is in fact “independent.”

The Audit Committee has reviewed and approved the audit services performed by Deloitte for the fiscal year 2006 as well as the fees charged for such services. The fees approved for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2006, and for the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the 2006 fiscal year were $255,000, plus expenses. Fees approved for audit services related to equity offerings were $20,000. The Committee has been advised by Lipid Sciences that the total fees billed in fiscal year 2006 by Deloitte related to their 2006 work was $226,300. Of that amount, an aggregate of $216,300 was for their audit of the Company’s annual financial statements for the fiscal year ended December 31, 2006, and for their review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the 2006 fiscal year, and $10,000 was for their services related to our equity offerings. Deloitte was not engaged by Lipid Sciences during fiscal 2006 to perform any non-audit services or financial information systems and design services.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the audited financial statements be included in Lipid Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Lipid Sciences, Inc.
Audit Committee Members:
John E. Crawford, Chair
Bosko Djordjevic
Frank M. Placenti

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company’s Board of Directors (the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Lipid Sciences, Inc.
Compensation Committee Members:
Bosko Djordjevic, Chair
Frank M. Placenti
John E. Crawford

BOARD COMPENSATION

Initial Stock Option Grant for New, Non-Employee Directors

In connection with their initial election to the Board, each non-employee Director, other than Dr. Brewer, was granted an option to purchase 80,000 shares of our Common Stock. Dr. Brewer was granted options to purchase 120,000 shares of our Common Stock for his position on the Board of Directors. These options vest as to one-third of the shares subject to the option on the date of grant, with the remaining shares vesting in equal installments on the first and second annual anniversaries of the date of grant, subject to automatic acceleration of vesting if the Director is not nominated by the Board for re-election or if nominated, is not reelected by our stockholders at any time prior to the second anniversary of the date of grant. In the event of a change of control of the Company, consistent with our employee stock option awards, the vesting of the Directors’ stock option awards will fully accelerate and the stock options will be immediately exercisable.

Annual Compensation of Non-Employee Directors

Only non-employee Directors receive compensation for service on our Board. With the exception of Dr. Brewer, each non-employee Director is paid $2,500 per month. Non-employee Directors also receive $1,500 for each Board meeting attended and Directors who serve on committees of our Board are paid $1,500 for each committee meeting attended. Directors who serve on multiple committees of our Board are compensated for attendance at only one committee meeting if multiple meetings occur on the same day, except the per day maximum compensation shall not apply to an Executive Committee member’s attendance at a meeting of the Audit Committee. All Directors are reimbursed for expenses incurred in connection with their service on our Board.

Mr. Placenti serves as a Director pursuant to an arrangement between the Company and Directorship Services, Inc., a company that Mr. Placenti is a 100% beneficial owner of. Mr. Placenti’s employment agreement with DSI obligates him to provide his services to the Company through DSI. Pursuant to such arrangement between the Company and DSI, the Company pays to DSI all fees for Board and committee service to which Mr. Placenti would be entitled through his service as a Director. Mr. Placenti does not receive in his individual capacity any such payment by the Company. Mr. Placenti is eligible to receive future option grants and expense reimbursements directly.

Dr. Brewer serves as a Director pursuant to an arrangement between the Company and Washington Cardiovascular Associates, LLC (“WCA”). Pursuant to such arrangement between the Company and WCA, the Company pays to WCA all fees for Board service to which Dr. Brewer would be entitled through his service as a Director. Dr. Brewer does not receive in his individual capacity any such payment by the Company. Dr. Brewer is eligible to receive future option grants and expense reimbursements directly.

Fiscal 2006 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)		All Other Compensation($)	Total($)
H. Bryan Brewer, Jr., M.D.(2)	4,500	265,145	(3)	395,000	664,645
Frank M. Placenti	60,000	20,041	(4)	—	80,041
John E. Crawford	29,250	35,247	(5)	—	64,497
Bosko Djordjevic	63,000	107,981	(6)	—	170,981
Gary S. Roubin, M.D., Ph.D.	39,000	—	(7)	—	39,000

(1)          The amounts under the heading “Option Awards” represent the amount of compensation cost recognized by the Company during the 2006 fiscal year related to stock option awards granted during the 2006 fiscal year as well as in prior years, as described in Statement of Financial Accounting

Standards No. 123(R) (“FAS 123(R)”). For a discussion of valuation assumptions, see Note 7 of the Company’s audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007.

(2)          Dr. Brewer was appointed Vice Chairman of our Board May 16, 2005. On May 16, 2005, we also entered into a consulting agreement (the “Consulting Agreement”) with H. Bryan Brewer, Jr., M.D. and Washington Cardiovascular Associates, LLC, an entity beneficially owned by Dr. Brewer, pursuant to which WCA will provide the services of Dr. Brewer as Vice Chairman of the Board and Chief Scientific Director of the Company. So long as WCA is receiving payments pursuant to the Consulting Agreement, Dr. Brewer will not receive the monthly stipend paid to non-employee Directors. See “Certain Relationships and Related Transactions.”

(3)          As of December 31, 2006, Dr. Brewer had 861,927 options outstanding, of which 530,678 were exercisable.

(4)          During the 2006 fiscal year, Mr. Placenti was granted 50,000 shares of Common Stock for his role as Lead Independent Director of the Company. The vesting of the options were subject to the condition of the recruitment and the treatment of the first patient in the Company’s human clinical trial conducted at the Washington Hospital Center in Washington, D.C., and then further vest in equal installments on the first, second and third annual anniversaries of the date of grant. The grant date fair value, pursuant to FAS 123(R), of the above option award issued to Mr. Placenti was $92,105. As of December 31, 2006, Mr. Placenti had 350,000 options outstanding, of which 300,000 were exercisable.

(5)          During the 2006 fiscal year, Mr. Crawford was granted 80,000 shares of Common Stock for his appointment to the Company’s Board of Directors. The grant date fair value, pursuant to FAS 123(R), of the above option award issued to Mr. Crawford was $73,312. As of December 31, 2006, Mr. Crawford had 80,000 options outstanding, of which 26,667 were exercisable.

(6)          During the 2006 fiscal year, Mr. Djordjevic was granted options to purchase 220,000 shares of Common Stock for his service as a member of the Executive Committee of the Board of Directors. The vesting of the options were subject to the condition of the recruitment and the treatment of the first patient in the Company’s human clinical trial conducted at the Washington Hospital Center in Washington, D.C., and then further vest in equal installments on the first, second and third annual anniversaries of the date of grant. The grant date fair value, pursuant to FAS 123(R), of the above option award issued to Mr. Djordjevic was $405,262. As of December 31, 2006, Mr. Djordjevic had 300,000 options outstanding, of which 80,000 were exercisable.

(7)          As of December 31, 2006, Dr. Roubin had 235,902 options outstanding, all of which were exercisable.

Legal Proceedings

On June 14, 2006, we received a subpoena from the Office of Inspector General (“OIG”) of the United States Department of Health and Human Services, requesting that we produce certain documents related to H. Bryan Brewer, Jr., M.D., the Vice-Chairman of our Board of Directors and our Chief Scientific Director. We understand that the inquiry by the OIG relates to limitations on outside activities by National Institutes of Health personnel, including Dr. Brewer’s work for the Company during and after his employment by the NIH. To date, we have produced the requested documents and we will continue to cooperate fully with the investigation. We do not believe that Dr. Brewer’s work on our behalf violated any of the conflict of interest laws applicable to NIH personnel. As the investigation is ongoing, we can not predict its outcome or its effect on our business or operations.

Compensation of Employee Directors

Dr. Meyer is an Executive Officer of the Company and is compensated as such, as described in the section “Executive Officers.”

EXECUTIVE OFFICERS

Our Executive Officers, and their ages as of April 9, 2007, are as follows:

Name	Age	Position with the Company
S. Lewis Meyer, Ph.D.	62	President, Chief Executive Officer and Director
Sandra Gardiner	41	Chief Financial Officer
Jo-Ann Maltais, Ph.D.	58	Vice President — Scientific Affairs
Dale L. Richardson	51	Vice President — Business Development

S. Lewis Meyer, Ph.D.   Dr. Meyer became our President and Chief Executive Officer on April 14, 2003. Dr. Meyer’s biography is located on page 9 under “Board of Directors.”

Sandra Gardiner.   Ms. Gardiner became our Chief Financial Officer in September 2004. From January 2003 to August 2004, Ms. Gardiner was the Chief Accounting Officer for the Company, and from February 2001 to December 2002, Ms. Gardiner was the Controller and Director of Administration for the Company. From January 1994 to January 2001, she was associated with Cardima, Inc., a manufacturer of catheter-based systems to improve the diagnosis and therapy of electrophysiologic disorders, as Corporate Controller for the first four years and as Director of Finance and Administration for the last three years. Prior to joining Cardima, Ms. Gardiner served as Corporate Controller for Comac, Inc. from March 1991 to December 1993. Ms. Gardiner began her biotechnology career with Advanced Cardiovascular Systems, currently a division of Guidant, in 1988, holding several positions in the Internal Audit, Accounting and Finance departments. Ms. Gardiner received her Bachelor of Science in Managerial Economics from the University of California at Davis.

Jo-Ann Maltais, Ph.D.   Dr. Maltais became Vice President—Scientific Affairs in August 2000. From 1990 to 2000, Dr. Maltais served in various executive positions for Gambro AG and its subsidiaries, with her last position as the Head of Clinical and Scientific Affairs for Gambro Healthcare, Inc. Gambro AG is a company in the kidney dialysis industry. From 1984 to 1990, Dr. Maltais served as Manager, Corporate Microbiology for Minntech Corporation, a manufacturer of dialysis products. From 1979 to 1983, Dr. Maltais worked for the FDA. Dr. Maltais has a Bachelor of Science in Biology and Chemistry from Long Island University and a Doctorate in Microbiology from the University of New Hampshire and a Postdoctoral Fellowship at the University of Minnesota.

Dale L. Richardson.   Mr. Richardson became Vice President—Business Development in January 2003. From July 2000 to December 2002 he served as Vice President—Marketing and Sales. From 1996 to 2000, he was with Fresenius AG, a company in the kidney dialysis and apheresis industries, spending his last two years there as President and Chief Operating Officer of Fresenius Hemotechnology, Inc. For the two years prior to Fresenius, Mr. Richardson was Senior Vice President, Marketing and Sales for McKesson Corporation, a drug distribution company. Mr. Richardson began his career in the medical device industry with Davol, Inc., a medical products company and a subsidiary of C.R. Bard, Inc., in 1981 beginning as a sales representative and reaching the position of Vice President—Sales over an eight-year period. He then managed International Marketing, Sales and Marketing and was promoted to Vice President, Blood Management Products. Mr. Richardson received his Bachelor of Science in Business Administration from California State University, Hayward and his Master’s in Business Administration from West Coast University in Los Angeles.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is principally responsible for executive compensation matters, including review and approval of base salaries, approval of individual bonuses and bonus programs for principal Executive Officers, and review and approval of stock option grants to all employees, including our Executive Officers. The Compensation Committee currently consists of three independent, non-employee Directors:  Bosko Djordjevic, Frank M. Placenti, and John E. Crawford. Gary S. Roubin, M.D., Ph.D. served as a member of the Compensation Committee from January 1, 2006 to May 31, 2006. The Compensation Committee determines the most effective and comprehensive executive compensation strategy based upon the business needs of the Company and consistent with stockholders’ interests.

Compensation Philosophy.   The major goals of all of our compensation programs are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward key employees who can contribute to the continued success of the Company through superior performance. Different components of our compensation programs are geared to short and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our executives.

Three key goals form the basis of compensation decisions for all employees of the Company:

•       To attract and retain a highly qualified management and employee team;

•       To pay competitively when compared with other similar companies in similar industries and geographic markets and to encourage the achievement of the Company’s business goals; and

•       To motivate executives and other employees to achieve the Company’s annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

Our practice for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of bonus compensation to reward performance for the achievement of specific short-term goals. We provide non-cash compensation to reward performance against specific objectives and long-term strategic goals.

Consistent with this philosophy, the Company’s executive compensation program consists of base salary, annual bonus incentive opportunities, participation in equity-based incentive plans and standard benefits. The Compensation Committee reviews each element of compensation independently, including bonuses, and non-cash compensation (i.e., stock options and benefits). The individual elements of our executive compensation program are not awarded based on a percentage of total compensation.

Overview of the Compensation Process.   At the beginning of each fiscal year, it has been the practice of our Compensation Committee to review the history of all the elements of each Executive Officer’s total compensation. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the Executive Officers who report to him. Such Executive Officers are not present at the time of these deliberations. The Compensation Committee Chairman then makes compensation recommendations to the Compensation Committee with respect to the Chief Executive Officer, who is absent from the meeting. The Compensation Committee may accept or adjust such recommendations from one or both the Compensation Committee Chairman or Chief Executive Officer.

Factors.   We choose to pay each element of Executive Officer employee compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for a balanced focus on long-term strategic goals as well as short-term performance. Since the Company is in the development stage, the use of traditional performance standards (such as profit levels and return on equity) is not appropriate in evaluating the performance of the Executive Officers. Therefore, the amount of each element of compensation is determined by our Compensation Committee using the following primary factors to determine the amount of salary and other benefits to pay each Executive Officer:

•       performance against corporate and individual objectives for the previous year;

•       difficulty of achieving desired results in the coming year;

•       value of their unique skills and capabilities to support long-term Company goals;

•       performance of their general management responsibilities; and

•       contribution as a member of the Executive Management team.

The Compensation Committee may, however, in its discretion apply entirely different factors in future fiscal years. Historically, the Compensation Committee has not applied different factors.

Base Salary.   Base salary represents the fixed component of the executive compensation program. Determination of base salary levels is established on an annual review of marketplace competitiveness with similar companies in comparable stages of development, and on individual performance. Periodic increases in base salary relate to individual contributions evaluated against established objectives, relative marketplace competitiveness levels, length of service, and the industry’s annual competitive pay practice movement.

Bonus Incentives.   Annual bonus incentive opportunities are designed to reward our executives for the achievement of shorter-term corporate goals. It is our general philosophy that management, as well as all employees, be rewarded for their performance in the attainment of these goals. We believe that this is important in aligning our Executive Officers with, and promoting teamwork among, all employees. Although each Executive Officer is eligible to receive a bonus award, the granting of an award to any specific individual Executive Officer is entirely at the discretion of our Compensation Committee. The Compensation Committee may choose to award a bonus or not, and determine the actual level of the award in light of all relevant factors after completion of the fiscal year.

Equity-Based Incentive Plans.   The primary objective of granting stock options is to provide an incentive to employees to make decisions and take actions that maximize long-term stockholder value. We also believe that our stock option award program is the primary vehicle for offering long-term incentives to our employees and regard it as a key retention tool. This is a very important factor in our determination of the number of underlying shares that are granted in connection with an award. Because of the direct relationship between the value of an option and the market price of our Common Stock, we believe that granting stock options is an excellent method of motivating the Executive Officers to manage our Company in a manner that is consistent with the interests of our Company and our stockholders.

Stock awards to our Executive Officers and other employees are typically granted annually in conjunction with the review of the individual performance of our Executive Officers by the Compensation Committee at the beginning of each fiscal year. Subject to the terms of the Company’s 2001 Performance Equity Plan, the Compensation Committee is responsible for determining the terms and conditions of the stock options granted to Executive Officers, including the vesting schedule applicable to each stock option. The exercise price of all stock options is set at the closing market price of the Company’s Common Stock on the date of grant. All of the stock option grants to Executive Officers will fully accelerate and be immediately exercisable upon a change in control of the Company. The Compensation Committee, as administrator of the Company’s equity incentive plans, has the authority to make determinations as to what events constitute changes of control for purposes of outstanding option grants, including those held by the Executive Officers.

The Company has adopted a change-in-control provision for stock option grants for all employees of the Company, including the Executive Officers. The provision is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. In addition, for Executive Officers, the provision is intended to align Executive Officer and shareholder interests by enabling Executive Officers to consider corporate transactions that are in the best interests of the shareholders without undue concern over whether the transactions may jeopardize their own employment.

Compensation for the President and Chief Executive Officer.   In addition to the factors described above for all Executive Officers, the Compensation Committee considers the degree to which the Company has attained the strategic objectives identified for a particular year in determining the compensation of the President and Chief Executive Officer. The Compensation Committee may also consider the achievement of any other individual goals that have been established for the President and Chief Executive Officer.

Dr. Meyer has been the Company’s President and Chief Executive Officer since April 14, 2003. The Company entered into a new employment agreement with Dr. Meyer, effective April 14, 2006 upon expiration of his previous employment agreement. Dr. Meyer’s salary for the fiscal year 2006 was determined in accordance with his employment agreement. His salary is to be reviewed annually by the Compensation Committee and his annual performance bonus is set at the discretion of the Board, based on the achievement of certain performance objectives. In reviewing Dr. Meyer’s compensation in the beginning of 2006, the Compensation Committee determined that significant progress had been made in achieving the Company’s goals. Based upon that review, and other factors deemed relevant by the Compensation Committee, the Compensation Committee determined to grant Dr. Meyer a discretionary bonus of $100,000.

Compliance with Internal Revenue Code Section 162(m).   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million paid to a “covered employee,” with such term being defined in a manner consistent with the definition of “named executive officer” under Item 402 of Regulation S-K, with limited exceptions. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally intends to structure the stock options granted to its Executive Officers in a manner that complies with this statute to mitigate any disallowance of deductions under Section 162(m). However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be in excess of the limit when the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions, the Executive Officer’s performance and the best interests of the Company’s stockholders.

Accounting and Tax Treatment.   The Company accounts for equity compensation paid to employees under the rules of FAS 123(R), which requires the Company to estimate and record an expense over the service period of the award. Accounting rules also require the Company to record cash compensation as an expense at the time the obligation is accrued. Unless and until the Company achieves sustained profitability, the availability to the Company of a tax deduction for compensation expense will not be material to the Company’s financial position. The Company structures cash bonus compensation so that it is taxable to executives at the time it becomes available to them. The Company currently intends that all cash compensation paid will be tax deductible for the Company. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if the Company grants restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by the Company at the time the award is otherwise taxable to the employee.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the total compensation received by our Chief Executive Officer and the three other Executive Officers of the Company in fiscal 2006. We refer to these Executive Officers as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Option Awards($)(1)	Total($)
S. Lewis Meyer, Ph.D. President and Chief Executive Officer	2006	290,000	100,000	36,177	426,177
Dale L. Richardson Vice President—Business Development	2006	247,628	15,000	64,781	327,409
Sandra Gardiner Chief Financial Officer	2006	215,000	22,500	64,230	301,730
Jo-Ann Maltais, Ph.D. Vice President—Scientific Affairs	2006	190,949	10,000	35,097	236,046

(1)          The amounts under the heading “Option Awards” represent the amount of compensation cost recognized by the Company during the 2006 fiscal year related to stock option awards granted during the 2006 fiscal year as well as in prior years, as described in FAS 123(R). For a discussion of valuation assumptions, see Note 7 of the Company’s audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007.

Employment Agreements with Executive Officers

Employment Agreement with Dr. Meyer.   Dr. Meyer became the Company’s President and Chief Executive Officer on April 14, 2003. The Company entered into an amended and restated employment agreement with Dr. Meyer, effective March 1, 2007. The agreement expires on April 14, 2008 and sets forth the terms and conditions of his employment with, and the compensation he is entitled to receive from, the Company in connection with his service as President and Chief Executive Officer. Under his employment agreement, Dr. Meyer is paid an annual base salary of $290,000 and is eligible to earn an annual discretionary cash bonus. Dr. Meyer is also eligible to participate in the retirement, medical, disability and life insurance plans applicable to all employees of the Company. Dr. Meyer may terminate his employment by resigning upon 90 days written notice. The Company may also terminate Dr. Meyer’s employment for cause. If Dr. Meyer resigns or the Company terminates his employment for cause, Dr. Meyer will be entitled to his accrued compensation and benefits only. If the Company terminates Dr. Meyer’s employment without cause, subject to Dr. Meyer executing a release of claims in favor of the Company, Dr. Meyer will be entitled to the right to enter into a consulting arrangement with the Company for 12 months. As consideration for Dr. Meyer’s consulting services, Dr. Meyer will continue to receive salary at his then current rate, payable in accordance with normal payroll practice, and health and medical benefits from the Company during the period he serves as a consultant. During such 12 month period, Dr. Meyer would be prohibited from soliciting employees, consultants, customers and vendors of the Company.

Under Dr. Meyer’s employment agreement, termination for “cause” means termination of his employment with the Company because of (i) a plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense; (B) his involvement as a party in any litigation or regulatory proceeding or in any other circumstance known to the general public that, in the good faith determination of the Board, is reasonably certain to subject him, the Company or its affiliates to disrepute, ridicule, contempt or scandal or that is reasonably certain to reflect unfavorably upon his reputation, the Company or its affiliates or the Company’s products or technologies; (C) the willful and continued failure to perform in any material respect his duties; (D) an intentional act of fraud, embezzlement, theft or a material and dishonest act against the Company or its affiliates; or (E) a material breach by of the terms and provisions of the employment agreement.

Employment Agreements with Ms. Gardiner and Mr. Richardson.   Ms. Gardiner and Mr. Richardson have an employment agreement with the Company. The employment agreements, which were amended in March 2007, contain substantially similar provisions. The initial term of each agreement is for three years from July 1, 2003 and automatically renews for additional one-year terms upon the expiration of the initial term unless either the Company or the Executive Officer gives notice at least 90 days prior to the expiration of the current term of the party’s intent not to renew. In February 2006, the Compensation Committee reviewed the performance of Ms. Gardiner and Mr. Richardson and determined to let the employment agreements automatically renew for an additional one-year term, ending June 30, 2007. Either the Executive Officer or the Company may terminate the agreement and the Executive Officer’s employment, without cause, upon thirty days written notice. However, if the Executive Officer’s employment is terminated by the Company other than for good cause, the employment agreement provides for the Executive Officer to continue to receive salary and benefits for 9 months, subject to the Executive Officer executing a release of claims in favor of the Company. However, if the Executive Officer obtains new full-time employment during the 9-month severance period, any salary paid to the Executive Officer pursuant to his or her new employment will be offset against the amount the Company is obligated to pay. In addition, the Executive Officer’s right to continued benefits terminates early if the Executive Officer becomes eligible to participate in a subsequent employer’s benefit plans. The Company may condition the receipt of severance on the Executive Officer entering into a consulting agreement with Company. For the 12 month period after termination, Ms. Gardiner and Mr. Richardson are prohibited from soliciting employees, consultants, or independent contractors of the Company.

Under Ms. Gardiner and Mr. Richardson’s employment agreements, termination for “good cause” means termination of the Executive Officer’s employment with the Company because of (i) conviction of any felony or any crime involving fraud or dishonesty; (ii) participation in fraud, act of dishonesty or other act of material misconduct against the Company; (iii) violation of any fiduciary duty or duty of loyalty owed to the Company; (iv) in any material respect of any contract between the Executive Officer and the Company; or (v) repeated violation of any material Company policy.

Employment Agreement with Dr. Maltais.   Dr. Maltais has an employment agreement with the Company. The initial term of the agreement is for one year and automatically renews for additional one-year terms upon the expiration of the initial term unless either the Company or Dr. Maltais gives notice at least 60 days prior to the expiration of the current term of the party’s intent not to renew. Either Dr. Maltais or the Company may terminate the agreement and Dr. Maltais’ employment, without cause, upon thirty days written notice. However, if Dr. Maltais’ employment is terminated by the Company other than for good cause, the employment agreement provides for Dr. Maltais to enter into a consulting arrangement with the Company for 4 months. As consideration for Dr. Maltais’ consulting services, Dr. Maltais will continue to receive salary, payable in accordance with normal payroll practice, and benefits from the Company during the period she serves as a consultant. However, if Dr. Maltais obtains new full-time employment during the consulting period, any salary paid to Dr. Maltais pursuant to her new employment will be offset against the amount the Company is obligated to pay under the consulting arrangement. For the 12 month period after termination, Dr. Maltais is prohibited from soliciting employees, consultants, customers and vendors of the Company.

Stock Option Agreements.   All of the Named Executive Officers have entered into stock option agreements with the Company. The stock option agreements provide that in the event of a change in control of the Company, the vesting of the Executive Officers’ stock option awards will fully accelerate and be immediately exercisable. The Compensation Committee, as administrator of the Company’s equity incentive plans, has the authority to make determinations as to what events constitute changes of control for purposes of outstanding option grants, including those held by the Executive Officers. Examples of change in control events include; the Company or an affiliate is a party to a merger, consolidation, amalgamation, or other transaction in which the beneficial shareholders of the Company, immediately before the transaction, beneficially own securities representing 50% or less of the total combined voting power or value of the Company immediately after the transaction; any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act of 1934, acquires securities holding 30% or more of the total combined voting power or value of the Company; or as a result of or in connection with a contested election of Directors, the persons who were Directors immediately before the election cease to constitute a majority of the Board.

If the Executive Officers had been terminated as of December 31, 2006, we estimate that the value of the benefits under the Executive Officer employment agreements would have been as follows:

Potential Payments Under Employment Agreements

Name	Severance Payments($)(1)	Continuation of Benefits($)
S. Lewis Meyer, Ph.D.	290,000	26,579
Dale L. Richardson	249,000	21,192
Sandra Gardiner	225,000	18,603
Jo-Ann Maltais, Ph.D.	63,767	7,336

(1)          Payments based on salary on December 31, 2006. Payments for Mr. Richardson and Ms. Gardiner are based on a 12-month severance period. Payments are made over the term of the severance period and in the case of Mr. Richardson, Ms. Gardiner, and Dr. Maltais, are subject to offset.

The following table sets forth certain information with respect to stock options to purchase shares of our Common Stock granted to our Executive Officers during fiscal year 2006:

Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(1)		Exercise or Base Price of Option Awards ($/Share)
S. Lewis Meyer, Ph.D.	—	—		—
Dale L. Richardson	02/28/2006	28,044	(2)	2.64
Sandra Gardiner	02/28/2006	27,305	(3)	2.64
Jo-Ann Maltais, Ph.D.	02/28/2006	5,859	(4)	2.64

(1)          On February 28, 2006, the Board granted all employees of the Company, with the exception of Dr. Meyer, additional options to purchase Common Stock. The vesting of the options were subject to the condition of the recruitment and treatment of the first patient in the Company’s human clinical trial conducted at the Washington Hospital Center in Washington, D.C., and then further vest in equal installments on the first, second and third annual anniversaries of the date of grant.

(2)          The grant date fair value, pursuant to FAS 123(R), of the option award issued to Mr. Richardson was $51,660.

(3)          The grant date fair value, pursuant to FAS 123(R), of the option award issued to Ms. Gardiner was $50,299.

(4)          The grant date fair value, pursuant to FAS 123(R), of the option award issued to Dr. Maltais was $10,793.

The following table sets forth certain information with respect our Executive Officers’ stock options to purchase shares of our Common Stock outstanding as of December 31, 2006:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)		Number of Securities Underlying Unexercised Options Unexercisable(#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Prices ($/Share)	Option Expiration Date
S. Lewis Meyer, Ph.D.	80,000	(1)	—		—	4.04	08/05/2012
	170,000	(1)	—		—	3.50	01/28/2013
	850,000	(2)	—		—	0.89	04/14/2013
Dale L. Richardson	155,902	(3)	—		—	3.21	07/26/2010
	120,528	(2)	—		—	1.00	03/24/2013
	36,054	(4)	—		—	3.70	03/10/2015
	—		28,044	(5)	—	2.64	02/28/2016
Sandra Gardiner	77,951	(6)	—		—	3.21	02/01/2011
	200,000	(2)	—		—	1.00	03/24/2013
	34,744	(4)	—		—	3.70	03/10/2015
	—		27,305	(5)	—	2.64	02/28/2016
Jo-Ann Maltais, Ph.D.	155,903	(3)	—		—	3.21	08/05/2010
	30,000	(2)	—		—	1.00	03/24/2013
	23,238	(4)	—		—	3.70	03/10/2015
	—		5,859	(5)	—	2.64	02/28/2016

(1)          1/3rd of the total shares vested on the grant date and the remaining option shares vested in two equal installments on the first and second anniversaries of the grant date.

(2)          1/4th of the total shares vested on the grant date and the remaining option shares vested in three equal installments on the first, second and third anniversaries of the grant date.

(3)          1/8th of the shares vested on the first date following six months of continuous employment with the Company and the remaining option shares vested at a rate of 1/48th of the total option shares per month thereafter for the next 42 months.

(4)          The options fully vested and were exercisable upon approval by the Federal Drug Administration of the Company’s Investigational Device Exemption relating to selective HDL Delipidation.

(5)          On February 28, 2006, the Board granted all employees of the Company, with the exception of Dr. Meyer, additional options to purchase Common Stock. The vesting of the options were subject to the condition of the recruitment and treatment of the first patient in the Company’s human clinical trial conducted at the Washington Hospital Center in Washington, D.C., and then further vest in equal installments on the first, second and third annual anniversaries of the date of grant.

(6)          The option vested in equal installments on each monthly anniversary of the grant date over a period of 48 months.

The following table sets forth certain information concerning the exercise of stock options by each of our Executive Officers during fiscal year 2006:

Option Exercises

Option Awards
Name	Number of Shares Acquired Upon Exercise(#)	Value Realized on Exercise($)
S. Lewis Meyer, Ph.D.	—	—
Dale L. Richardson	12,000	14,994
Sandra Gardiner	—	—
Jo-Ann Maltais, Ph.D	—	—

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and Executive Officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, Directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

To the Company’s knowledge, based solely on our review of copies of such forms received by the Company with respect to fiscal 2006, or written representations from certain reporting persons, we believe that during fiscal 2006 all of our Directors and Executive Officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a), with the exception of an inadvertent late Form 4 filing for Dr. Meyer, who filed a Form 4 on July 18, 2006, to report one transaction which occurred in 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

KAI International, LLC, Arukai Trust, Chameleon Trust, and Roel Trust

On November 1, 2006, the Company entered into agreements with KAI International, LLC, the Arukai Trust, the Chameleon Trust, and the Roel Trust, each significant shareholders of the Company. The agreements grant to the Company, with respect to each stockholder, an irrevocable proxy to vote the stockholder’s shares of the Company’s Common Stock and a one time 120 day market standoff commencing upon notice from the Company. The agreements cover an aggregate of 4,231,421 shares of the Company’s outstanding Common Stock held by the stockholders. Under the agreements, the Company agreed to remove certain preexisting restrictions which limit the transfer of the shares held by the stockholders.

August 2006 Private Placement

On August 8, 2006, the Company completed the sale of 4,993,781 shares of Common Stock at $1.26 per share and warrants to purchase an additional 1,498,127 shares of Common Stock at $1.51 per share in a private placement for gross proceeds of approximately $6,300,000. In connection with this private placement, the Company sold 2,714,817 shares of Common Stock and warrants exercisable for an additional 814,445 shares to Sterling Pacific Assets for approximately $3,421,000. The shares and warrants held by Sterling are deemed beneficially owned by Mr. William Pope, an existing stockholder and former Director. The shares of Common Stock and warrants were issued to Sterling on the same terms as those offered to the other participating investors. In connection with a subsequent offering of Common Stock in

December 2006, and pursuant to the applicable anti-dilution provisions contained in the warrant agreement, Sterling was issued an additional 16,509 warrant shares. Mr. Renneckar, a nominee for Director of the Company, is the President and a Director of SunChase Holdings, Inc., a subsidiary of Sterling Pacific Assets.

Also in connection with the Company’s August 8, 2006 private placement, the Company sold 257,933 shares of its Common Stock for an aggregate investment of approximately $325,000 and warrants exercisable for an additional 77,376 shares to five members of the Company’s Board of Directors: Messrs. Placenti, Djordjevic and Drs. Roubin, Meyer and Brewer. The shares of Common Stock and warrants were issued on the same terms as those offered to the other participating investors. In connection with a subsequent offering of Common Stock in December 2006, and pursuant to the applicable anti-dilution provisions contained in the warrant agreements, an additional 1,565 warrant shares were issued to Messrs. Placenti, Djordjevic and Drs. Roubin, Meyer and Brewer.

The individual investments made by each Director are listed in the table below.

Investor	Investment	Common Stock Issued	Warrants Issued(1)
Directorship Services, Inc. Profit Sharing Trust(2)	$14,999	11,904	3,643
Placenti Revocable Trust(3)	9,999	7,936	2,428
Bosko Djordjevic	100,000	79,365	24,291
Gary S. Roubin, M.D., Ph.D.	74,999	59,523	18,217
The Meyer Family Revocable Trust(4)	49,999	39,682	12,145
Washington Cardiovascular Associates, LLC(5)	74,999	59,523	18,217
	$324,995	257,933	78,941

(1)          Warrant shares include anti-dilution adjustments pursuant to the completion of the Company’s private placement transaction in December 2006.

(2)          Frank M. Placenti serves as a Director pursuant to an arrangement between the Company and Directorship Services, Inc. Directorship Services, Inc. Profit Sharing Trust was established by DSI as a retirement planning vehicle for DSI’s employees. Mr. Placenti is the sole trustee of the trust and, in such capacity, has sole beneficial ownership of all Company shares owned by the Trust.

(3)          The Placenti Revocable Trust is an estate planning trust of which Mr. Placenti is a trustee. In his capacity as a trustee of such trust, Mr. Placenti is deemed to have beneficial ownership of all Company shares held by the Placenti Revocable Trust.

(4)          The Meyer Family Revocable Trust is an estate planning trust of which S. Lewis Meyer, Ph.D. is a trustee. In his capacity as a trustee of such trust, Mr. Meyer is deemed to have beneficial ownership of all Company shares held by The Meyer Family Revocable Trust.

(5)          H. Bryan Brewer, Jr., M.D. serves as a Director pursuant to an arrangement between the Company and Washington Cardiovascular Associates, LLC, an entity owned by Dr. Brewer. Dr. Brewer is deemed a 100% beneficial owner of Washington Cardiovascular Associates, LLC.

H. Bryan Brewer, Jr., M.D.

On May 16, 2005 the Company entered into a consulting agreement with H. Bryan Brewer, Jr., M.D., a Director of the Company, and Washington Cardiovascular Associates, LLC, an entity beneficially owned by Dr. Brewer, pursuant to which WCA will provide the services of Dr. Brewer as the Company’s Chief Scientific Director commencing on the effective date of the agreement until its expiration on May 16, 2008. Upon expiration of the initial term, the agreement automatically renews for an additional three-year term unless we or WCA give at least 30 days notice of intent not to renew. As consideration for Dr. Brewer’s services as Chief Scientific Director, we are required to pay WCA annual fees of $395,000 and have granted to Dr. Brewer a non-qualified option award of 100,000 shares of our Common Stock to vest in three equal annual installments on the first, second and third anniversaries of the consulting agreement. For the year ended December 31, 2006, $395,000 was charged to operations for fees related to the consulting agreement and approximately $14,000 was recorded as non-cash compensation charges related to the stock option awarded to Dr. Brewer under the consulting agreement.

Aruba International B.V.

In December 1999, we entered into an Intellectual Property License Agreement to obtain the exclusive worldwide rights to certain patents, trademarks, and technology with Aruba International Pty. Ltd. (“Aruba”), an Australian company controlled by Bill E. Cham, Ph.D., a founding stockholder of Pre-Merger Lipid Sciences and one of our former Directors. As consideration for the license, we issued Aruba 4,677,060 shares of our Common Stock valued at $250,000. Under this agreement, we are obligated to pay Aruba a continuing royalty on revenue in future years, subject to a minimum annual royalty amount of $500,000, and 10% of any External Research Funding initiated by Dr. Cham and received by us to further this technology, as defined in the agreement. Prior to the merger of NZ and Pre-Merger Lipid Sciences, Aruba transferred all of its shares of Pre-Merger Lipid Sciences Common Stock to KAI International and the shares were converted into shares of our Common Stock pursuant to the merger. In November 2004, all rights, title, interest and obligations covered under the Intellectual Property License Agreement were assigned to Aruba International B.V., a Netherlands company controlled by Dr. Cham.

Approval of Related Transactions

Pursuant to its charter, the Company’s Audit Committee is charged with reviewing, prior to execution, all related party transactions requiring disclosure under Item 404 of Regulation S-K. Related party transactions include transactions, proposed transactions, or series of similar transactions to which the Company is a party and the amount involved exceeds $120,000, and in which the following people have a direct or indirect material interest: Directors or Executive Officers; nominees for Director; beneficial owners of record of five percent of the Company’s Common Stock; or family members of the foregoing persons. In its review the Audit Committee takes into account, among other factors it deems appropriate, whether the related transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No Director may participate in any discussion or approval of a related transaction for which he is a related party. During the fiscal year ended December 31, 2006, the Company’s Audit Committee reviewed and approved, prior to execution, all related party transactions involving the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s principal independent public accountants to perform the audit of the Company’s financial statements for fiscal year 2007. Deloitte & Touche LLP audited the Company’s financial statements for its fiscal year ended December 31, 2006. In addition to performing the audit of our consolidated financial statements, Deloitte & Touche provided various other services during fiscal years 2006 and 2005. The Board expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

The Audit Committee has adopted a policy which requires approval of audit, audit-related, non-audit and tax services. During fiscal 2006, the Audit Committee reviewed and pre-approved the audit services performed by Deloitte & Touche LLP, as well as the fees charged for such services. The Audit Committee also reviewed and approved the audit-related services performed by Deloitte & Touche LLP. In addition, for the fiscal year ending on December 31, 2007, the Audit Committee has reviewed the audit and non-audit services proposed to be performed by Deloitte & Touche LLP, as well as the fees proposed to be charged by Deloitte & Touche LLP for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.

Fees Paid to Accountants for Services Rendered During Fiscal Year 2006

For the fiscal years ended December 31, 2006 and 2005, professional services were performed by our principal accountants Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”) in connection with the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s Forms 10-Q for such fiscal years.

Audit and Audit-Related Fees.   The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005 and fees billed for other services rendered by Deloitte & Touche during those periods. Amounts for 2006 include fees billed in 2006 and 2007 for work related to the 2006 audit. Amounts for 2005 include fees billed in 2005 and 2006 for work related to the 2005 audit.

	2006	2005
Audit Fees(1)	$265,800	$256,425
Audit-Related Fees(2)	20,000	36,307
	$285,800	$292,732

(1)          Includes fees billed for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and internal control reviews.

(2)          Includes accounting costs related to equity offerings.

All Other Fees.   No other fees were incurred by Deloitte and Touche for years ended December 31, 2006 and December 31, 2005.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of stockholders of the Company which are intended to be presented at the Company’s 2008 Annual Meeting of Stockholders and included in the Company’s proxy soliciting material must be received by the Secretary of the Company, in accordance with rules of the Securities and Exchange Commission, no later than January 3, 2008.

Proposals of stockholders of the Company which are intended to be presented at the Company’s 2008 Annual Meeting of Stockholders, but are not intended to be included in the Company’s proxy soliciting material, must be received by the Secretary of the Company no earlier than February 8, 2008 and no later than March 10, 2008.

2006 ANNUAL REPORT

The Company’s 2006 Annual Report, including audited financial statements for the fiscal years ending December 31, 2006, 2005 and 2004, are being forwarded to each person who is a stockholder of record as of April 9, 2007, together with this proxy statement.

A copy of the Company’s 2006 Annual Report on Form 10-K is available without charge to those stockholders who would like more detailed information concerning the Company. If you desire a copy of that document, please send a written request to Investor Relations, Lipid Sciences, Inc., 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566, telephone: (925) 249-4031, or email: info@lipidsciences.com.

THE BOARD OF DIRECTORS

Pleasanton, California
April 30, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

LIPID SCIENCES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

The signatory hereby appoint(s) each of S. Lewis Meyer, Ph.D. and Frank M. Placenti, with full power of substitution, the lawful attorney and proxy of the signatory to vote as designated on the reverse side, and, in his discretion, upon such other business as may properly be presented to the meeting, all of the shares of LIPID SCIENCES, INC. which the signatory shall be entitled to vote at the Annual Meeting of Stockholders to be held on June 7, 2007, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the stockholder(s) signing on the reverse side.  WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE.  This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying proxy statement.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES.

(TO BE SIGNED ON REVERSE SIDE)

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒	Votes must be indicated (x) in Black or Blue ink

LIPID SCIENCES, INC.’s Board of Directors recommend a vote FOR the nominees listed below

Election of Director	To change your address mark this box	☐

☐	FOR the nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for the nominees listed below.	☐	EXCEPTIONS*

Nominees:  John E. Crawford, H. Bryan Brewer, Jr., M.D., Bosko Djordjevic, Frank M. Placenti and Stephen E. Renneckar

(Instructions:  To withhold authority to vote for any individual nominee, mark the
“Exceptions*” box and write that nominee’s name on the following blank line.)

Exceptions*

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.

Date	Stockholder sign here	Co-Stockholder here